Exhibit 99.1

December 29, 2022

Dear Matinas Stockholders,

The end of any year is a good time to reflect upon our accomplishments as a company and to recognize some of the things that we can work to improve in the new year. There is little question that 2022 has been a challenging year for many, both from a market perspective and otherwise. We are cognizant of these challenges and remain intently focused on our mission of delivering life-saving therapies for patients enabled by our LNC platform technology.

During 2022, we achieved some very significant accomplishments driven by our dedicated employees. Notably, we were able to deliver successful Phase 2 EnaCT data with a prominent placement at IDWeek, demonstrating that MAT2203 can have a life-saving impact. We also aligned with FDA and EMA on the development plans for this important drug, positioning it for further development toward what we hope will ultimately be an approved drug.

We were also able to negotiate and sign an Exclusive Research Collaboration with BioNTech SE, a world-recognized leader in mRNA therapies. This agreement generated positive attention for our Company and resulted in some significant non-dilutive dollars, positioning us to work alongside a big pharma in trying to demonstrate that our delivery technologies can be effectively applied to complex nucleic acids. While we were hopeful of executing upon a license agreement during 2022, we remain engaged with BioNTech and both companies are very pleased with the scientific progress achieved to date. We plan to continue these efforts in 2023 with the aim of reaching an agreement that makes sense for all parties.

We also remain hopeful of reaching agreement with additional parties interested in evaluating and exploring the potential for our LNC technology. We are encouraged by the interest from these companies and will continue to work toward relationships that broaden the utilization of our platform and fit within our internal resource constraints.

We are extremely grateful for your support and appreciate your concerns during these volatile times. Our team remains focused and working extremely hard. We will provide a more comprehensive corporate update and 2023 outlook in mid-January.

We are all very much looking forward to a productive and promising year ahead and we wish you and your loved ones a happy, healthy, and prosperous 2023!

Jerome D. Jabbour, Chief Executive Officer

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302 • Bedminster, NJ 07921 • USA

www.matinasbiopharma.com